Exhibit 5
                                                   Exhibit 23.2


                              Robert W. Olson
             Senior Vice President, General Counsel and Secretary
                      Chiquita Brands International, Inc.
                             250 East Fifth Street
                            Cincinnati, Ohio  45202
                                (513) 784-8804


                                   December 23, 1999


Chiquita Brands International, Inc.
250 East Fifth Street
Cincinnati, Ohio 45202

Re:  Chiquita Savings and Investment Plan

Dear Sirs:

     I have acted as counsel to Chiquita Brands International, Inc., a New Jersey corporation ("Chiquita"), in connection with the registration of an additional 1,000,000 shares of Chiquita's Common Stock, $.01 par value (the "Additional Shares"), which may be issued pursuant to the Chiquita Savings and Investment Plan (the "Plan").

     I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary for purposes of this opinion and, based upon such review, I am of the opinion that the Additional Shares have been duly and validly authorized and, when issued, transferred or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by Chiquita to effect registration under the Securities Act of 1933 of the Additional Shares.

                                   Very truly yours,


                                   /s/ Robert W. Olson

RWO:rsp
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